AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This Amendment to the Common Stock Purchase Warrant (the “Amendment”) is made as of March 31, 2011 by and between, Jintai Mining Group, Inc., a Delaware corporation (the “Company”) and Haibin Zhong (the “Holder”).

WHEREAS, the Company issued a Common Stock Purchase Warrant (“Warrant”) to the Holder on November 26, 2010 whereby the Holder is granted a warrant to purchase up to 400,000 shares of the Company’s common stock at an exercise price equal to 110% of the offering price of the Company’s Common Stock during the anticipated initial public offering (the “IPO”) to be conducted by the Company, without qualification;

WHEREAS, the Company and the Holder wish to amend the Warrant to indicate that the Exercise Price (as defined therein) shall be five dollars and fifty cents ($5.50) per share and to change the duration of the Warrant from five (5) years to three (3) years;

NOW, THEREFORE, in consideration of the foregoing recitals, the Company and the Holder agree as follows:

1.	Amendment.

(a)	The first paragraph of the Warrant shall be amended to read as follows:

“THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) CERTIFIES that, for value received, Haibin Zhong  (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date of this Warrant, and on or prior to the third anniversary of the date of this Warrant (the “Termination Date”), but not thereafter, to subscribe for and purchase from Jintai Mining Group, Inc., a Delaware corporation (the “Company”), up to 400,000 shares (the “Warrant Shares”) of the Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”).  The exercise price per share of Common Stock shall be five dollars and fifty cents ($5.50) per share (the “Exercise Price”).  The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), between the Company and the Holder (the date of such Agreement, the “Closing Date”).  This Warrant is being issued to the Holder, as more fully described in the Subscription Agreement.

(b)	The first sentence of Section 3(a) of the Warrant shall be amended to read as follows:

“The exercise of the purchase rights represented by this Warrant may be made within three (3) years from the its issuance, at any time on or before 5 p.m., New York City time, by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) of a duly executed Notice of Exercise Form annexed hereto, and surrender of this Warrant, together with payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank in immediately available funds.”

2.           Issuance of New Warrant.  For purposes of effectuating the agreement of the Parties, as set forth herein, the Warrant issued to the Holder on November 26, 2010, as amended. shall be amended to include the provisions set forth above immediately upon the execution of this Amendment.

3.           Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

4.           Governing Law. Each party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

5.           Paragraph Headings. The paragraph headings used in this Amendment are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

6.           Severability. Should any of the provisions of this Amendment be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Amendment.

7.           Entire Agreement. This Amendment sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

8.           Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

9.           Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be duly executed as of the date first above written.

JINTAI MINING GROUP, INC.

By:	/s/ Yuan Lin
Name:	Yuan Lin
Title:	Chairman

HAIBIN ZHONG

/s/ Haibin Zhong